Work	CERTIFICATE OF DEPOSIT
Quebec::		15415- 'I

Subject:	Collective agreement (R)
W certificate:	DQ-2010-3485 N° dossy of accreditation: AM-1003-0159
EMPLOYER TRANSFORMER BEMAG INC. 33, STREET RACINE FARNHAM OC J2N 3A3 Branch of industry: Deprived
ASSOCIATION

QUÉBÉCOIS TRADE UNION OF THE
EMPLOYEES AND EMPLOYEES OF SERVICE,
LOCAL SECTION 298 (FTQ)

565, BOULEVARD CRÉMAZIE IS, OFFICE 4300
MONTREAL QC H2M 2V6

Affiliation:   Federation of the Workers and Workers of Quebec

Date signature: 2010-06-03 Date deposit: 2010-06-07	Number of Paid employees : 55	Date beginning: 2010-06-03 Expiration date: 2013-03-15
Remarque :

	Guy Layerdière	(418} 646-6365 2010-06-10
	Employee (E) with the emission	Telephone Date

Person in charge of documents in labor relations
Direction of information on work
Ministry of Labor
200, way Holy-Foy, is staged
Quebec (Quebec), G1R 5S1
Telephone: (418) 643-4907
Fax: (418) 644-6969

COLLECTIVE
AGREEMENT

Between:	TRANSFORMER BEMAG INC.
33, street Root
Farnham (Quebec) J2N 3A3

Called hereafter: The employer

And:	QUÉBÉCOIS TRADE UNION OF THE EMPLOYEES AND EMPLOYEES OF SERVICE, LOCAL SECTION 298 (FTQ)
565, boul. Crémazie Is, office 4300
Montreal (Quebec) H2M 2V6

Called hereafter: The trade union

2010
-
2013

TABLE OF CONTENTS
Articles

1	PURPOSE OF AGREEMENT	5
2	DEFINITIONS	5
3	TRADE-UNION RECOGNITION	7
4	MANAGEMENT RIGHTS	7
5	DISCRIMINATION	8
6	TRADE-UNION MEMBERSHIP	8
7	TRADE-UNION MEETINGS	9
8	UNION ACTIVITIES AND FREEDOM OF ACTION	9
9	ABSENCE FOR PUBLIC SERVICE	11
10	UNPAID LEAVE	12
11	SENIORITY	12
12	VOLUNTARY CHANGE	15
13	DISCIPLINARY MEASURES	18
14	GRIEVANCES	19
15	WORK HOURS	21
16	OVERTIME	22
17	PAID LEAVES	23
18	HOLIDAYS	25
19	VACATIONS	26
20	SAFETY AND HEALTH	27
21	PAYMENT OF WAGES	29
22	TRAINING	31
23	LAY-OFF NOTICES	32
24	RESTROOMS	32
25	PARKING	32
26	PERSONAL VEHICLE	33
27	APPENDICES AND LETTERS OF AGREEMENT	33
28	SUBCONTRACTING	33
29	ACQUIRED PRIVILEGES	34
30	SOLIDARITY FUNDS FTQ	34
31	INSURANCES	34
32	SICK PAY	35
33	TERM OF AGREEMENT	36
	APPENDIX A - TITLES OF EMPLOYMENT, RATE AND SCALES OF WAGES	38
	APPENDIX B - SHIFT PREMIUMS	41
	LETTER OF AGREEMENT	43

ARTICLE 1
PURPOSE OF AGREEMENT

1.01
The goals of this agreement are to promote and maintain relations harmonious between the employer, the employees and the trade union, to establish right work conditions for the employees and a mechanism facilitating the regulation of objections which can occur throughout agreement.

ARTICLE 2
DEFINITIONS

2.01	For the ends of interpretation and application of the provisions of the agreement, unless the context is opposed to it, the following terms mean:

2.02	Agreement

The present collective agreement of work.

2.03	Paid employee

Any employee with the employment of the employer and subjugated to the collective agreement.

2.04	Paid regular wage-earner

Nominate any employee who supplemented the period of probation. This employee holds a station.

2.05	Nobody part-time wage-earner

Nominate any employee engaged or affected to replace all absences or to counter a temporary addition of work one duration maximum six (6) months.

2.06
As soon as a new employee finishes the period of probation, the employer must inform the person  in writing of the statute (wage-earner regular or part-time) who is granted to him, with copy with the local trade union.  The same procedure applies when the employee changes statute.

2.07	Nobody paid in probation

Nominate any employee who did not supplement the period of probation envisaged in paragraph 11.02.

2.08	Promotion

Assignment of a employee of a title of employment, envisaging a standard of higher wages.

2.09	Demotion

Assigning an employee from one job title, providing for a wage at a lower rate .

2.10	Transfer

Indicate the assignment of a employee of a station with another, with or without change of title of employment, and comprising a rate or a scale of wages of which the maximum is identical.

2.11	Supplantation

Action of an employee who by virtue of his seniority rights, is ousted from his post by another employee.

2.12	End of the week

Saturdays and Sunday.

2.13	Day of rest

Full a twenty-four (24) hours period.

2.14	Trade union

Québécois trade union of the employees and employees of service, local section 298 (FTQ).

2.15	Employer

Transformer Bemag lnc.

2.16	Wages

For purposes of applying the benefits provided under this agreement, the salary and bonuses and benefits related to employment.

Moreover, when referring to the concept of annual salary or any other equivalent expression, this includes any compensation received as a holiday and paid leave under the provisions of this Agreement.

ARTICLE 3
TRADE-UNION RECOGNITION

3.01 a)	The employer recognizes the trade union as being the single agent negotiator and agent of the paid employees aimed by the certificate of emitted accreditation October 2nd the 1998.

If a difficulty of interpretation arises about the certificate of accreditation, it belongs to the Commission of the business relations to interpret the direction of this text and no court of arbitration can be invited to come to a conclusion about this interpretation.

3.02
No particular agreement relative to different work conditions or not envisaged with the collective agreement is valid unless it received the written approval of the trade union. The employer transmits to the trade union copies directives on the work conditions addressed to a group or the whole of the paid people.

3.03	The people excluded from the unit of negotiation do not achieve the work which concerns in all or partly the unit of negotiation, except in the following circumstances:

Necessary work in the event of urgency or in waiting of the arrival of a employee  recalled to work.

Necessary work and reasonable having for goal the training or the formation of the employee, as within the framework of the development of a new manufacturing process, a new product or within the framework of tests relative to new equipment or new tools. Such a work should not on foot have like consequence a setting or an abolition of station or prevent the creation of a new station beyond of a three (3) months period in this last case.

Necessary work can imports the circumstances to protect the life from the paid people or to avoid or decrease by the damage at the time of the imminence of a disaster.

ARTICLE 4
MANAGEMENT RIGHTS

4.01
The trade union acknowledges the right of the employer to the exercise of his way, management and administration, administrative duties compatible with the provisions of this agreement and the relevant laws.

ARTICLE 5
DISCRIMINATION

5.01 a)
For purposes of application of this collective agreement, neither the employer, neither the trade union, nor their respective representatives, exert threats, constraints or discrimination against a person paid because of her race, of its color, its nationality, its social origin, its language, its sex, its sexual orientation, its civil status, its age, its religious beliefs or their absence, his political opinions, its handicap, or the legitimate exercise and in good faith of a law which present convention or the law recognizes to him.

In spite of what precedes, a distinction, exclusion or preference based on the necessary requirements to achieve the tasks of a station are famous nondiscriminatory.

ARTICLE 6
TRADE-UNION MEMBERSHIP

6.01	All employees must be member of the trade union during the signature of this agreement, like condition of the maintenance of their employment.

6.02	As of their date of entry, all the new employees must become members of the trade union as a condition of their employment.

6.03	The employer is not held, under the terms of paragraphs 6.01 and 6.02, to dismiss a employee because the trade union will have eliminated it from its frameworks unless:

a)            The employee was engaged against a provision of the collective agreement;

b)           The employee took part, at the instigation or with direct aid or indirect of its employer or a person acting for this last, with an activity against accredited association.

However, the aforementioned employee will remain subjected to the stipulations of paragraph 6.04 of present.

6.04	Like condition of the maintenance of their employment, all the employees must pay the trade union an amount equal to the trade union due fixed by the trade union.

6.05
The employer retains as of the first pay, for the duration of this agreement, on the pay of each employee, the trade union due fixed by the trade union and sends one (1) time per month the sums thus perceived, at the latest the fifteen (15) of the month, with the general secretary of the trade union.

It falls to the employer to see with the integral application of this paragraph.

6.06	The employer monthly provides in double specimen to the trade union the following information:

a)           Names of the subscribed paid people and amounts thus selected;

b)           The name of the people who leave the use and the date of their departure;

c)           The name of the new paid people and their date of recruitment;

d)           Changes of address and phone number brought to its attention.

6.07	a)	If a employee is absent at the time to pay her trade union due, the deduction must be made with same the first pays that it receives immediately after her return to work.

b)           The amount to deduct each week in order to catch up with the arrears is fixed by agreement between the employer, the trade union and the employee.

c)           For the vacancies, the trade union due is retained on the pay poured at the beginning for the vacancies.

6.08
When one or the other of •parts requires of the Commission of labor relations to rule if a person is understood in the unit of negotiation, the employer retains the trade union due or his equivalent until the decision of the Commission of the labor relations to then give it in accordance with the aforementioned decision. This reserve is done as from the beginning of the month following the deposit of a request for this purpose.

6.09	The amounts of union dues must appear on the forms T4 and RL-1.

ARTICLE 7
TRADE UNION MEETINGS

7.01	The employer meets at the disposal of trade union a table which is used exclusively for trade-union ends.

ARTICLE 8
UNION ACTIVITIES AND FREEDOM OF ACTION

8.01	a)
The trade union and the employer recognize and are appropriate that the paid people members of the executive should not take that time reasonably necessary during the work hours to see with the application of this agreement. The employee should never leave her work station without the preliminary permission of the employer to fulfill her functions of union representative. The employer does not refuse the permission with the deputy person to leave his station to see with the application of agreement except if its absence disturbed the normal operations of production. In this last case, the employer can limit to fifteen (15) minutes per day the time of intervention, if necessary.

b)           The people officers appointed by the trade union can go away from their work, without balance, to attend the congresses of the various trade-union authorities like to the other trade-union activities. The employer can refuse any trade-union release for more than two (2) people paid at the same time.

c)           The employer pays the regular wage with the person thus released and dispatches with the trade union a state of account for this purpose including the date and the duration of each absence. The trade union refunds the employer as soon as possible. The whole is made for the person paid without loss of advantages and its absence constitutes one of them authorized.

d)           With the preliminary permission of the employer, a maximum of two (2) members of the executive can, during the normal hours of work, to go away from their work without loss of wages to meet.

e)           Members, trade union and/or to discuss with the employer:. any disagreement which can occur. The frequency of these meetings owes be reasonable and not to disturb the normal operations of production.

The employer grants to a half day (1/2) of trade-union release per week to one (1) employee  paid indicated by the trade union for purposes of application of this collective agreement and the regulation of the objections.

After request of the trade union, the distribution could also be one half-day per week.

Such release has an effect which extends over one duration from twenty-four (24) hours. The employee is deemed to be at work.

8.02
The employee designated by the trade union to form the committee of negotiation can go away from their work for the negotiation sessions, conciliation or arbitration for the renewal of the collective agreement.  The committee is made of two (2) employees.

During such absences, employees are deemed to be at work. The period extends over a period of twenty four (24)

8.03
At the time of an arbitration, the employee plaintiff, one (1) member of the executive committee of the local trade union as two (2) paid people acting as pilot are released from their work and this, without loss of wages.

8.04	Unpaid leave for trade-union function

On written request of the trade union, the employer releases a person paid to achieve a trade-union function.

If it is about a nonelective function, the employee must make her choice within a time twenty-four (24) months as from her release. The expired time, it cannot require to return to the service of the employer and it is regarded as having given its resignation.

8.05	In the case of an elective function, the unpaid leave is renewable year by year in as much as the continuous employee to occupy this function and that she makes the request of it.

8.06	During the absences envisaged in paragraphs 8.04 and 8:05, nobody paid preserve his seniority but it receives nor does not acquire any wages and other benefit.

8.07	The employee who wishes to take again their employment and which meets the above-mentioned conditions must give to the employer a written notice of at least fifteen (15) days.

8.08
With the return of the employee exerting a trade-union function according to methods Ci-high envisaged, the employer takes again this person paid with the employment which it usually occupied at the time of the beginning of her leave, except if its station were abolished and, in such a case, the relative tendencies with supplantation apply.

8.09
It is understood that any permission of absence, granted according to the manner envisaged to the present article, does not assign the statute of a employee given to the provisions of paragraphs 2.04 and 2.05.

8.10	The trade union informs in writing the employer of the name of the members of the executive committee of the local trade union.

8.11	a)
the employer receives on go preliminary, at his offices or any other place which it determines, the representative external of the trade union in order to discuss with him a specific problem concerning the application or interpretation convention.

b)           The external representative of the trade union can, after having obtained the prior approval of the employer, which will not be refused without a reasonable reason, to meet the people paid on the workplaces and this, without loss of wages for the aforementioned people. The aforementioned meeting should not exceed one (1) hour.

8.12	The employer puts at the disposal of people representing of the trade union an arranged room, of exclusive use and which understands at least a table, chairs, a telephone and a sorter.

ARTICLE 9
ABSENCE FOR PUBLIC SERVICE

9.01
The employee candidate with the performance of a civic duty is entitled to a thirty (30) days unpaid leave preceding the date by election. If she is elected to that the station, she is entitled to an unpaid leave for the duration of her mandate, if it is about a mandate requiring a full availability of its share. In this case, the employee preserves her seniority. At the end of her mandate, the employee will have to warn in writing the employer at least fifteen (15) days in advance of its desire of to resume work.

9.02
Any employee who must appear before Court or with an investigation before or after her normal day of work, during a leave, in a cause which has occurred in the course of her work and in relation to her work or implying the employer or in a cause of industrial accident, is refunded by the employer of any loss of wages and the expenditure caused with part (s) justifying (s) for her appearance.

ARTICLE 10
UNPAID LEAVE

10.01
The employee having at least one (1) year of service is entitled to unpaid leave a one maximum duration twelve (12) months.  At the time of this leave, the employee only accumulates her seniority during the thirty (30) first days.  This leave is obtained with the help of a four (4) weeks notice.

10.02	The regular employee is entitled one (1) time per year to unpaid leave a one duration maximum of one (1) month which can be split in two (2) periods adding up one (1) month.

Such leave is obtained with the help of a two (2) weeks’ notice; the employer can limit to a employee at the same time the use of the leave, if necessary the choice is made by seniority.

ARTICLE 11
SENIORITY

11.01
The general seniority is made up by the working life inside the unit of negotiation of a person paid for the employer, in accordance with the terms of this convention.  Is also recognized, for the paid people aimed by the certificate of accreditation, the duration of the service carried out for the employer before October 2nd 1998.

11.02
A new employee is considered in period of probation until it supplemented seven hundred and twenty (720) hours of presence to work. In the event of disciplinary measures, dismissal, it is not entitled to the procedure of objection and arbitration.

In spite of what precedes, the people paid in probation at the date of signature of this collective agreement are subjugated only with residual of the period of probation in force at the time of their recruiting, that is to say four hundred and eighty (480) hours.

Once the period of probation is complete, the employee acquires its rights of seniority retroactively to its date of recruiting.

If the employer takes again with his service a employee who did not finish before her period of probation because of a lack of work, this employee, to acquire her seniority, does nothing but supplement the work hours which missed at its period of preceding probation, in the condition however that it did not run out more one (1) year since his departure.

11.03
The seniority accumulates in accordance with the provisions of this convention and as long as it is not lost. The employee can take advantage of her rights of seniority for all the functions covered by the unit of negotiation of which it can fill the normal requirements of the function.

11.04	A employee loses all her rights of seniority and it is put an end to its employment in the following cases:

Voluntary resignation;

Dismissal due to just and sufficient;

Setting on foot for a period exceeding twelve (12) months;

Sick leave or accident including industrial accident exceeding twenty-four (24) months.

11.05	The seniority is general and must:

To prevail in the cases of promotion, transfer, retrogradation, new occupation, put on foot, recall with work, provided that the employee can fill the normal requirements of the task. The seniority which must prevail is that acquired at the time when the event occurs described previously. During the posting of a station, the seniority acquired at the last day of posting prevails. Such provisions do not apply for the functions of team leader.

In the case of recall with the work of a employee, the employer proceeds by registered letter or another means with acknowledgment of delivery transmitted to the last address provided by the employee. A employee must present herself to work the day envisaged with her opinion of recall. Between the forwarding of the opinion of recall and the date of the presence to work required, the employer must respect five (5) working days a minimum time. This time can be more short if the employee authorizes to it and that it is able to present itself to work more quickly on the instructions of the employer. In the interval, the employer uses the services of the part-time paid people for the work, if necessary.

No new employee or no other person whatever it is can be engaged as long as all the paid people put on foot who are able to fill the normal requirements of the task were not recalled in accordance with the preceding paragraph.

11.06	Mechanism of job security

a)           During a partial reduction of personnel, the employer shall first within each occupation for which lay-offs  are necessary. Employees who are laid off reverse order of seniority and are called back to work, if place, in order of seniority.

b)           An employee laid off may displace a person employee with less seniority.

c)           The employee supplanted by described procedure can, in its turn, to prevail itself of this same procedure, and thus of continuation. At the end of this process, the unable employee of to supplant is registered like anybody paid part time.

d)           To supplant, a employee must fulfill the requirements normal of the task.

E)           Seniority

The employer confirms with the person in writing paid and with the local trade union by indicating the title of employment, the statute, it service, the quarter of work, the number of work hours per day and it many days per week.

11.07	a)	In spite of paragraph 11.01, the seniority of the people paid with part time accumulates one day at each eight (8) hours of presence with work.

b)           When a part-time employee obtains a station, sound seniority is converted at a rate of twenty-two (22) days of seniority is equivalent to one (1) calendar month.

c)           Except contrary provisions, the employee part-time, absent for one or the other of the reasons envisaged with convention accumulates her seniority according to her twelve (12) last month average of presence to the work or, failing this, since her date of recruiting.

11.08
October 1st of each year, the employer posts and gives to the trade union a list of all the paid people aimed by the accreditation. This list understands the following information: name, seniority, date of recruiting, classification, address, wages, insurance number social and phone number. The list posted for one sixty (60) days period understands only the name, the seniority, the date of recruiting and classification. If the employee requires it, its insurance numbers social and of telephone as its address will be held secret and not revealed with the trade union.

Any employee can, during this period of posting, to dispute the exactitude of the information indicated on this list and this, by way of objection in accordance with the provisions of the collective agreement.

If a employee is absent during the period of posting, the employer forwards to him a written opinion indicating his seniority and his date of recruiting. In the thirty (30) days of the reception of this opinion, the employee can dispute the contained information.

If the seniority or the date of recruitment of a employee is corrected following a dispute under the terms of the present article, this new seniority or date of recruiting has a retroactive effect.

In the absence of dispute, the posted list becomes final and official. If there is an objection on part of the list, the remainder of this one becomes final and official in waiting which the list is corrected or is the object of an arbitration decision or a withdrawal of the objection.

11.09
If it necessary to observe the rules of the seniority under the terms of present convention, the employer and a representative of the trade union proceed by lottery to decide between and determine the privileges of the paid people having the same seniority.

ARTICLE 12
VOLUNTARY CHANGE

12.01
Any vacant post or lately created governed by the accreditation is posted at the usual places during one five (5) working days period. At the same time, the employer transmits copy of posting to the trade union. Within a reasonable delay preceding posting, the employer forwards copy posting with any employee goes away for one or the other from the reasons envisaged with convention.

12.02	A station is regarded as vacant when the regular employee who occupied it left in a final way.

12.03
Unless the station is not abolished, when a station becomes vacant, posting is done in the five (5) working days following the release of the station; at the same time, the employer transmits copy of the aforesaid posting to the local trade union.

12.04	Indications being parts of the station and having to appear on postings are:

The title of employment;
The statute;
The period of posting;
Requirements of the station;
The number of hours per week;
The quarter of work.

12.05
Any employee has the right during the period of posting to present her written candidature for the employer unless the employee could successfully supplement the trial period for the aforementioned station and this, in the six (6) months preceding the period by posting.

12.06
The station must be granted and is filled by the employee who has the most seniority among those which presented their candidature for the condition than it can satisfy the normal requirements with the task.  The requirements must be relevant and in relation to the station to be filled. In the event of objection, the burden of the proof belongs to the employer.

For this purpose, the employer posts the nomination in the ten (10) days which follow the end of the period of posting envisaged to paragraph 12.01. Copy this posting is transmitted immediately to the local trade union and to the employee concerned.

If the employer did not receive any candidature at the end of the period of posting envisaged in paragraph 12.01 or that all the candidatures were rejected for a valid reason, subject to the disputes if necessary, the employer proceeds to fill the station by using resources external with the unit of negotiation.

12.07	The vacancy created by promotion, the transfer or the retrogradation following or of postings must also be posted according to procedure Ci-high mentioned.

12.08
The person candidate to which the station is allotted is entitled to one period of initiation and test one duration maximum thirty (30) workdays. This period cannot be stopped that by an absence authorized by present convention. If the employee is maintained in her new station at the end of her trial period, it is considered, at this moment, to satisfy the normal requirements with the task.

12.09
During the trial period, the employee who decides to reinstate her old station or which has to reinstate her old post office at the request of the employer does it without damage with her rights acquired to her old station. If the employee has to reinstate her old station, it falls to the employer to prove that the employee did not satisfy the normal requirements with the task.

12.10	a) The employee assigned to a station out of field of application of this convention is entitled to one trial period twelve (12) months.

b)            In any time before the expiry of the trial period, the employer can turn over the person paid to his preceding station and the employee can voluntarily go back there.

c)           With the expiry of the trial period, such a employee loses the rights which acknowledges to him present convention and, if it turns over to a station inside the unit of accreditation, it is regarded as a new person paid without seniority.

d) Such an assignment with the possibility of return envisaged to the subparagraph b)
can be carried out only once.

12.11	In the process envisioned by paragraph 12.01 and following, the employer can always fill by paid people the station temporarily for necessary time until the allotment procedure of station is finished.

12.12	Stations

When the employer abolishes a station, it must give of them two (2) weeks a written notice to the employee concerned and to the local trade union. In the absence of such opinion, the employee must receive the same one remuneration which it received before the abolition of its station and this, for duration envisaged of the notice.

ARTICLE 13
DISCIPLINARY MEASURES
13.01
Any measurement or disciplinary opinion is addressed to the employee in writing and contains the explanatory memorandum. A copy of this disciplinary measure is sent in forty-eight (48) the hours to the trade union and the local trade union. In any disciplinary matter the burden of the proof belongs to the employer.

13.02	In all the cases of dismissal or suspension, the employer can meet the employee concerned to explain his reasons and this, before imposing the sanction.

13.03
At the time of a disciplinary opinion, of a dismissal or a suspension, the employer transmits in writing to the person paid with copy with the trade union and the local trade union, all the facts and reasons known at the time of measurement which caused the disciplinary opinion, the dismissal or the suspension. Subsequently, so from other facts justifying the disciplinary opinion, the dismissal or the suspension comes to knowledge from the employer, those will be communicated to the trade union and this, at least thirty (30) days before the date of hearing of the objection, if necessary.

13.04
Any employee convened by the employer for disciplinary reasons must be accompanied by her union representative. At the time of this interview, the employee and the union representative are remunerated as follows. If this convocation takes place during the normal day of work of the paid people, these paid people do not undergo any loss of wages because of the convocation. If the paid people are convened after their normal day of work, they will be remunerated for the time spent in an interview with the representatives of the employer.

13.05	No employee will be held to present itself apart from her normal hours of work with a convocation requested by the employer.

13.06
On request with the personnel manager or her representative, a employee can, with the preliminary permission of the employer and over her work hours, to consult her disciplinary file in the presence of an union representative, if she wishes it. She can also obtain copy of the relevant parts for a hearing in relation to an objection or an industrial accident or occupational disease. The employee cannot misuse her right to consult her disciplinary file. In any event, the consultation of the disciplinary file should not be made if the normal operations of production are affected.

The employer gives or forwards in the seven (7) days to the dismissed employee a complete copy of his file.

13.07	A disciplinary measure which is rescinded by the employer or is declared nonfounded by the referee cannot be called upon against the employee.

13.08
No consent signed by a employee can be to him opposite in front of a referee unless it is about a consent signed in the presence of a witness or that the employee does not raise opposition to this consent.

13.09	A court of arbitration can appreciate the circumstances which surrounded resignation of a employee and the value of the aforesaid assent.

Notwithstanding any form of the employer, at the time of a resignation with notice, the employee can cancel her resignation if she warns about it the employer before the effective date of its departure.

13.10
The employer withdraws file of the employee, with the expiry of one twelve (12) months period, any opinion of disciplinary measure or reprimand put forth with regard to a person paid in the condition that it there of similar offense in the twelve (12) following months did not have the opinion or reprimands.

In spite of what precedes, the period during which the employee prevailed herself of the unpaid leave mentioned in paragraph 10.01 of present collective agreement is not entered for purposes of the application of the paragraph which precedes.

13.11	File of the employee Formulas having to appear with the file of the employee:

Formulate job application; Promotion, transfer, retrogradation; Disciplinary measure;
Report of absence and delay;
Medical reports;
Reports of industrial accident.

ARTICLE 14
GRIEVANCES

14.01	An objection means very felt sorry for or disagreement referring directly or indirectly to the work conditions, the collective agreement or the law.

14.02	The parts try to regulate the objections as quickly as, possible.

14.03
The objection must be submitted to the written employer by the employee, the trade union or the local trade union in forty-five (45) the days of the knowledge of the fact from which the objection rises.   The employer must give his written answer in the ten (10) days following the reception of the objection

14.04	In the event of unsatisfactory answer or in the absence of answer, the trade union can subject the objection to the arbitration.

14.05	The trade union can make and subject an objection on its behalf in the name of a employee, of a group of paid people or the whole of the paid people.

14.06	The employee who leaves the service of the employer without to have perceived the totality of the sums which are due for him can claim them by way of objection.

14.07	The objection is heard by single referee, chosen by the parts and, in the absence of agreement on the choice of a referee, the Labor Code applies.

14.08	The expenses and fees of the referee are paid with shares equal by the parts to present.

14.09	When the decision of the referee implies a monetary compensation, it can order that the legal interest is added on the real amount and this, as from the deposit of the objection.

While rendering a decision about an objection, the referee should not withdraw, add or modify anything in present convention.

14.10
With regard to disciplinary matters, the single referee can confirm, modify or break the decision of the employer; he can, if necessary, substitute for it the decision which appears right to him and reasonable taking into account all the circumstances of the business.

14.11	Burden of tasks

14.12
In the case of an objection of burden of the tasks, the single referee can appreciate the workload and order to the employer to apply corrective measures when the burden of tasks is objectively unreasonable.

ARTICLE 15,
WORK HOURS

15.01	The normal week of work of the regular paid people is made up forty (40) work hours distributed according to the needs for the service, of the Monday to Friday inclusively.

In spite of what precedes, the employer can, if the needs for the service require it, create stations of end of the week.  The employer must also respect the seven (7) additional clause days notice a change in the work hours.  If necessary, the choice of the work hours is made by seniority.

15.02	a)	The normal day of work is ten (10) hours distributed on four {4) days. Work hour for the paid people of quarter of day, begins at 6:30 and finishes at 16:30.

Schedule of work for the people paid on the quarter of evening begins with 16:30 and finishes at 2:30.

In spite of what precedes, the employer reserves the right for some stations to distribute the work hour over five (5) workdays of eight (8) hours.

Additional clause the creation of a third quarter of work, the day normal will be eight (8) hours.

b)           The work hours which compose the duration of the normal day of work must be consecutive, subject to the periods of meal and of rest.

c)           The regular paid people are not subjected to one system of rotation of quarter of work.

15.03	The paid people at least are entitled per work day to one period thirty (30) minutes remunerated to take their meal. The paid people are not held to take their meal with the establishment.

15.04	Any employee is entitled to two periods of rest fifteen (15) minutes paid per quarter of work. This time includes the periods of displacement between the work station and the place of the rest.

ARTICLE 16
OVERTIME

16.01	Any work carried by a person paid besides the day or normal week, approval or fact with knowledge of the employer and without objection of his share, is regarded as additional time.

16.02	The work hours carried out in additional time are remunerated by the rate and half of the standard of regular wages of the employee.

So work must be carried out in additional time, the employer must offer it to the regular paid people, by seniority and title of employment, and which fulfill the normal requirements of the task.

However, in the unforeseen cases or the emergency cases, the employer the offer in preference to regular paid people who carry the aforementioned work on the spot.

Notwithstanding any other provision of the collective agreement, no employee must carry out more than sixteen (16) work hours per day. Moreover, it must always run out one eight (8) hours period between the end and the resumption of work.

16.03	Any employee can refuse to make additional time.

However, if it is impossible to find one or of the paid people who agree to make additional time and if it is essential to make it for the good walk of the operations, the employer can nominate the employees having less seniority in their function to do it. However, the conditions stipulated in this article should not become the common practice of the employer.

16.04
The employer maintains available and accessible compilation from the hours worked in additional time and the hours refused by each regular employee. He transmits a copy of this compilation to the trade union, with his request.

16.05	If the employer holds of the meetings concerning work apart from the hours of the normal week of work, the paid people held to assist to with it are then remunerated by the rate and half (1 1/2).

16.06	Additional work is paid at the same time as the pay according to that of the period during which work was made.

16.07	In spite of this which precedes, at the request of the employee, payment for the overtime is replaced by a one duration paid vacation equivalent to overtime carried out, raised of fifty percent (50%).

The choice of the days of leave is established after agreement with the employer. Such days must be taken in the twelve (12) months following overtime carried out, in the absence of what they are automatically paid.

16.08	For purposes of the calculation of overtime, the annual leaves and been unemployed and paid bank holidays are compared to workdays.

16.09
One period of fifteen (15) minutes rest is granted to the person paid between the end of its normal day and the beginning of the additional period of time.  Any two (2) hours period run out in additional time call one period of fifteen (15) minutes rest.

ARTICLE 17
PAID LEAVES

17.01	a)	Spouse

That which became it in consequence of a legally contracted marriage in Quebec or elsewhere and recognized like valid by the laws of Quebec or by the fact for a nonmarried person paid of to reside permanently since more one (1) year with a person nonmarried that it represents publicly like its person joint being specified that the dissolution of the marriage by divorce or cancellation makes lose this statute of anybody joint just as the separation in fact since more than three (3) months in the case of one marriage not legally contracted.

b)           Child

A child of the employee, the joint person or two.

17.02	Any employee having supplemented her period of probation, profits from a leave without loss of wages in the following cases:

a)           Death of the spouse or a child: five (5) days as from the death or of another date authorized by the employer;

b)           Death of his/her father, his mother, her brother, his sister: four (4) days without count death or of another date authorized by the employer;

c)           Death of his/her father-in-law, his mother-in-law, her daughter-in-law, her son-in-law, his grandparents, his brother-in-law, his sister-in-law, her grandson or his grand-daughter: two (2) days;

d)           Birth or adoption: five (5) days paid, plus one (1) week without balance if the employee wishes it.

e)           A employee having supplemented her period of probation in the case of has right death of the grandfather or the grandmother of the spouse: I day of the funeral without treatment;

f)           In all the cases envisaged with the present article, a employee must warn I employer as soon as possible after the knowledge of the event.

17.03
A employee, having supplemented her period of probation, is entitled to one (1) day off without loss of wages, at the time of her marriage. This leave is taken the day of the marriage or the day before its marriage.

A employee can also go away from work, without wages, the day of the marriage or the civil union of the one of her children, her father, her mother, a brother, a sister or a child of joint sound.

17.04	At the time of the absences mentioned in the paragraphs which precede, the employee receives a remuneration equivalent to that which it would receive if it were with work this day.

17.05	Parental leave and of maternity

Besides the provisions envisaged with the laws and regulations of a provincial or federal nature, the father or the mother of a new-born child or adoptee is entitled to the following provisions:

With the help of a notice of at least two (2) weeks, the employee is entitled to an unpaid leave or partial without balance one maximum duration two (2) years.

At the time of the notice, the employee specifies the installation of the partial leave without balance, if necessary.

With the help of a two (2) weeks’ notice, the employee can modify or put an end to the unpaid leave or partial without balance.

The return to the work of the employee is made without damage with its rights, benefit and preferences just like if it had never been absent.

17.06
A employee can go away from work, without wages, during ten (10) days per year to fill of the obligations connected to the guard, the health or the education of her child or of the child of united sound, or because of the health status of united sound, her father, her mother, a brother, a sister or one of her grandparents.

This leave can be split in days or half-days but with the agreement of the employer in this last case.

ARTICLE 18
HOLIDAYS

18.01	The following days are paid holidays,

New Year's Day
The day after New Year's Day
Good Friday
Easter Monday
Victoria Day or La Fête de Dollard des Ormeaux
St-Jean Baptist
Confederation
Labor Day
Thanksgiving
Christmas Eve
Christmas Day
The day after Christmas Day
The day after New Year's Day
Birthday, or 1 floating Day

18.02
Any non-working leave which occurs the end of the week is deferred the first working day which precedes or which follows the aforementioned non-working leave. For this purpose, the employer gives a notice of one of them (1) week.

18.03	The employee held to work at the time of a non-working leave is remunerated by double rate for the work hours carried out and this, besides the payment of the leave.

18.04	On non-working leave, the employee receives a remuneration equivalent to the average of her daily wages of the days worked during two (2) last week’s complete of presence to work.

ARTICLE 19
Vacation

19.01	a)
The employee having less {1) year of service with April 30th of each year is entitled to one (1) day of paid vacation per month of service, up to ten (10) days, with a maximum of two (2) weeks. The employee engaged before fifteenth (15th) day of the month with right to its day off for the month where he is engaged.

b)           The employee having supplemented one (1) year of service to the 30 April of each year is entitled to two (2) weeks of vacancies paid with four percent (4%) of the annual salary gained between 1st May of the previous year and April 30th of the current year.

c)           The employee having supplemented three (3) years of service with April 30th of each year be is entitled to three (3) weeks of vacancies paid with six percent {6%) of the annual salary gained between May 1st previous year and April 30th of the current year.

d)           The employee having supplemented eight (8) years of service with April 30th of each year be is entitled to four (4) weeks of vacancies paid with eight percent (8%) of the annual salary gained between 1st May of the previous year and April 30th of the current year.

E)           The employee having supplemented twelve (12) years of service with April 30th of each year be is entitled to five (5) weeks of vacancies paid with ten percent (10%) of the annual salary gained between 1st May of the previous year and April 30th of the current year.

19.02	a)	Choice for the summer period

For the stocked summer period of the vacancies, that is to say beginning July at the end of August, the choice will be done by seniority and by department.  The needs for the company will be posted at the latest May 15th of each year and the paid people will have to sign before June 1st in order to guarantee their holiday period festival.

b)           Choice apart from the summer period

The employer grants the holiday periods according to the choice expressed by the person paid in the condition that this one gives some a notice of at least two (2) weeks.

19.03	The pay of vacancies is calculated separately and given on a bulletin of pay distinct with the last pay which precedes the departure on vacation.

19.04
In the event of final suspension of employment, the employee is entitled, in accordance with the provisions of this article, an allowance equivalent to the duration of the vacancies acquired and not used.

19.05	With the agreement of the employer, the employee can split one of her weeks of annual vacancies in period of one (1) day.

19.06
If a non-working leave occurs during the vacancies of a employee, it could be deferred to a later date with being fixed of assent with the employer or, if she wishes it, being paid at the regular rate for this day at the same time as its remuneration of vacancies at the regular rate.

19.07
The employee unable to take her vacancies for reason of disability or occupational accident which has occurred before the beginning of her holiday period sees her vacancies deferred automatically even beyond the following year, except if the employee presents a request to the contrary effect.

If the vacancies could not be taken in the year following the base period, the employee can, without damage with her rights, to ask and obtain for the total remuneration of her pay of vacancies acquired at the date of the request.

19.08
For any absence for the base period, the method of calculating envisaged in article 74 of the Law on the Standards of work applies. The pay of vacancy of the previous year uses the calculation of the gross salary.

ARTICLE 20
SAFETY AND HEALTH

20.01
The employer and the trade union collaborate to reach the best possible conditions of health, safety and health with work with an aim of preventing the industrial diseases and the occupational accidents.

20.02
The employer will take the necessary measures to ensure safety and to protect health from the people paid during the work hours. He must also make sure of the maintenance of a temperature comfortable and equal to any hour of the day.

20.03	The employer recognizes a committee of health and occupational safety made up for the trade-union part of four (4) paid people.

This committee is equal.  Each part has a vote.  The quorum at the meetings will be of at least a representative for each part among the people whom is part of the committee.

20.04	The functions of this committee are those envisaged in articles 37 and 78 of Law on the health and occupational safety.

The committee meets one (1) time in all the two (2) months and this, during the regular hours of work.

At the meetings and work of the aforesaid committee, the paid people are famous being with work.

20.05
The employer provides, with his expenses and all the paid people, all the means and protective equipment individual prescribed by rules or necessary to the achievement of a task. As for the shoes (boots) of safety that the employee must absolutely carry for work, the employer refunds once per year of work, with the person paid, a maximum of hundred dollars (100 $) on proof of purchase of such shoes in conformity with the standards in force.

20.06	a)
A employee has the right to refuse to carry a work if it has reasons reasonable to believe that the execution of this work exposes to a danger to its health, its safety or its integrity physics, or can have the effect to expose another person to one similar danger.

b)           The employee cannot however exert this right if the refusal to carry the work in immediate danger the life, health, safety puts or physical integrity of another person or if conditions of execution of this work are normal in the kind of work that she exerts.

c)           Subject to the provisions of the law, the employer cannot make to carry the work by another employee or one nobody who usually works out of the establishment.

d)           The employee who exerts her right of refusal is famous being with work when she exerts this right.

E)           When a employee refuses to carry a work, it must to inform its immediate superior of it as soon as possible.

F)           The employer must carry out the examination of the situation and bring them necessary corrective measures.

G)           The employer be able to require that the employee who exerted sound right of refusal remains available on the workplaces and to affect it temporarily with another task which it is reasonably in measure to achieve.

In the event of objection referring directly or indirectly to the exercise of the right of refusal, the seized referee by the objection must grant to the employee the same presumption as that envisaged with the article 255 of the Law on the occupational accidents and the occupational diseases.

20.07	No form of responsibility or disengagement of responsibility which the employer requires of a employee is valid.

20.08	Temporary assignment

When the employer wishes to use the temporary assignment for a employee victim of an industrial accident, the following procedure applies:

The employer must obtain the agreement of the attending physician of the employee who signs the official form of the CSST envisaged for this purpose.

This work does not involve a danger to health, the safety or the physical integrity of the person paid taking into account her lesion.

This work must be favorable to the readjustment of the employee.

The necessary tasks of the employee are tasks normally necessary to the company.

Such temporary assignment should not have for effect to move a person paid on her station or to reduce the work hours of a employee.

The échant case, the work day of a person paid in temporary assignment is reduced amongst hours necessary for transport, the treatment or the necessary medical examination in relation to its industrial accident. The employee is then famous being with work.

The employer gives to an union representative of the committee of health and safety copies form signed by the attending physician.

ARTICLE 21
PAYMENT OF WAGES

21.01	The paid people are entitled, according to their occupation, at the standards of wages envisaged with appendix A of convention.

21.02	The wages are paid by direct deposit on its account under presentation of supporting documents. The pay is given or poured according to the case Thursday, with every week.

Additional clause an error on the pay, the employer begins to refund the person paid in the twenty-four (24) hours.

Additional clause an error on the pay caused by the employee, this one will be refunded on the following pay.

21.03	The pay of a employee who is not present at the can be given to another employee, provided that it has a signed official authorization.

21.04	The information having to appear on the pay slips must be written in French in normally comprehensible terms so that the employee can understand all information which its pay slip contains:

The name of the employer;
The name of the employee;
Identification of the employment of the employee;
The date of the payment and the period of work which corresponds to payment;
The number of hours paid with the normal level;
The number of overtime paid with applicable increase;
The nature and the amount of the bonuses, allowances or allowances poured;
The standard of wages;
The amount of the gross salary;
The nature and the amount of the operated deductions;
The amount of the net salary paid with the employee.

No reserve can be made on the pay of a person paid without a written authorization of the employee concerned, except for legal and obligatory reserves prescribed under the terms of convention or by the law.

21.05
The employee who must of the money to the employer must, at every week, to refund of her gross salary her debt towards the employer, as envisaged at the time of the original agreement between the employee and the employer and this one are justified to reduce the aforementioned amount on the pay of the person paid without another formality.

If the employee leaves her employment before to have refunded all its debt, the employer retains on any sum to give to the employee the amount sufficient for the payment of the debt of this person.

21.06
The employee who works at another or various stations receives the wages of the station best remunerated for time worked by this station, in as far as it occupied it at least one (1) continuous hour inside the same day.

In addition, the employee who works at a station whose time rate is lower than its regular rate preserves the time rate attached to its station, except following a setting on foot.

ARTICLE 22
TRAINING

22.01
When a new station not envisaged with present is created or when new substantial tasks are allotted to a employee, the employer must negotiate of it the standard of wages and the definition of tasks with the trade union. If the parts do not manage an agreement within a reasonable delay, the litigation is subjected to the arbitration as envisaged with the article 14 of this collective agreement.

22.02
The employer grants without expenses to the employee the formation necessary and reasonable for his maintenance on his station when the employer brings technological changes or that it requires requirements higher than those necessary when the employee obtained the position which she holds. During any formation, the employee is famous being with work.

22.03
Within the framework of the application of the law on vocational training, the employer annually transmits to the trade union the amount of the money sums reserved for the people frameworks and the paid people. The training program is established after agreement with the trade union.

The distribution of the money sums must be equitable considering the proportion amongst people paid compared to the number of people frameworks.

During any formation, the employee is famous being with work.

22.04	The surpluses former to the date of signature of the collective agreement, if necessary, are used in priority.

ARTICLE 23
LAY-OFF NOTICES

23.01	The employer gives an opinion written to the person paid before putting an end with its work contract or on foot to put it for one (1) month or more.

The opinion is of one (1) week if the employee justifies less one (1) year of continuous service, two (2) weeks if it justifies of one (1) to five (5) years of continuous service, four (4) weeks if it justifies of five (5) to ten (10) years of continuous service and eight (8) weeks if it justifies ten (10) years or more continuous service.

The employer who does not give an opinion envisaged to the present article or which gives a one insufficient duration opinion must pour with the employee a compensation allowance equivalent to his possible wages, without taking account of overtime, for one period equal to that of the duration or the residual duration of the opinion to which she was entitled.

The allowance must be versed at the time of the termination of employment or the setting on foot for more one (1) month or with the expiry of a time of one (1) month of a setting on foot for an unlimited duration or planned for one period of one (1) month but which exceeds this time.

ARTICLE 24
RESTROOMS

24.01	The employer agrees to maintain a room suitable for the paid people provided with racks which can be barred by the person paid with her own lock.

24.02
The employer puts at the disposal of paid people, a place to take the meal or the coffee breaks.   This place understands a refrigerator as well as tables and chairs in sufficient quantity. For this purpose, the employer agrees to make clean regularly the aforementioned room.

24.03	The employer puts at the disposal of paid people an external shelter being used as smoking-room.

ARTICLE 25
PARKING

25.01	The employer provides free to the paid people a space of parking.

ARTICLE 26
PERSONAL VEHICLE

26.01	When a employee must achieve her functions outside the establishment, she is regarded as being with work, including the time used for her displacement.

When it uses its car, the employee receives fifty hundred {0.50 $) per kilometer.

26.02
Except in the event of heavy fault, the employer commits himself protecting by an insurance policy responsibility the employee of which the civil responsibility could be committed by the fact of the performance of its duties.

If it does not take such an insurance, the employer then assumes the fact and the cause of the employee and does not exert against the latter any claim in this respect.

ARTICLE 27
APPENDICES AND LETTERS OF AGREEMENT

27.01	The appendices and letters of agreement form integral part of this convention.

ARTICLE 28
SUBCONTRACTING

28.01
The employer agrees not to make carry out by subcontractors of the work normally carried out by the paid people if that causes to create a setting on foot, an abolition of station or a reduction of the work hours. The employer informs the local trade union of under granted contracts.

28.02	In spite of what precedes, the employer can grant in subcontracting transport by haulage.

If necessary, the employee whose station is abolished does not undergo any reduction in her standard of wages following the application of the procedure of supplantation mentioned to article 11 of this collective agreement.

ARTICLE 29
ACQUIRED PRIVILEGES

29.01	The paid people who enjoy at present advantages or privileges higher than those envisaged than present continue to profit from it for the duration from this collective agreement.

ARTICLE 30
SOLIDARITY FUNDS FTQ

30.01	The employer agrees to collaborate with the trade union to allow the paid people, having finished their period of probation, to profit from the plan of savings of Solidarity funds FTQ.

30.02
For this purpose, the employer agrees to pour at the Solidarity funds, for and in the name of each employee taking part in the Funds in an account REÉR, an amount of money equivalent to that subscribed by the person paid up to three percent (3%) of the gained wage paid by the employer provided that the employee pays at least the same amount.

30.03
Moreover, the employer agrees to deduce with the source on the pay from each employee who wishes it and who signed the form of subscription, the amount indicated by the person paid for the fixed duration or until adverse opinion.

30.04	A employee can in any time to modify the amount of her payments or to cease subscribing while forwarding an opinion in this direction to the Funds and to the employer.

30.05
The employer commits himself forwarding by check to the Funds at every month, at the latest the fifteenth (15th) day of the month following the taking away, the sums thus deduced under the terms of paragraph 30.03 as well as the sums due under the terms of paragraph 30.02. This handing-over must be accompanied by a state indicating the name, the insurance number social of each employee, assembling it taken for each one under the terms of paragraph 30.03 and the amount paid for each one under the terms of paragraph 30.02.

ARTICLE 31
INSURANCES

31.01	The employer draws up a plan of optional insurance-group whose cost is assumed with equal shares between the employer and the paid people.

This plan must contain the following elements at least:

A life insurance of 25,000$
A life insurance for the spouse of 10,000$
A life insurance for the children of 5,000 $
A health insurance:  no frankness and refunding with 90%
Insurance-wages: 75% minimum a hundred and four (104) weeks a plan covering the corrective lenses as well as the contact lenses
An individual and family plan

31.02
When a employee is hospitalized, broken or in disease absence, the employer makes him an advance of wages each week, an amount equivalent for the benefits of insurance-wages and this, as a long time as the aforementioned benefit are not paid systematically and this, for a maximum of six (6) weeks.

31.03	An explanatory folder of the mode is given by the employer to each employee.

31.04	On request, the employer transmits to the trade union copies contract of insurances.

31.05	The employee will be responsible for her claims near the insurer for the group insurance. The employer will provide the necessary tools for this purpose.

ARTICLE 32
SICK PAY

32.01
January 1st from each year, the regular paid people receive a thirty (30) hours credit of disease.    The employee who becomes regular after January 1st receives a credit proportional to what precedes.   As regards the other paid people, they receive a percentage of a comma five percent (1.5%) added to their wages on each pay.

32.02
The regular employee who did not use complete her hours of disease to which it has right according to the preceding paragraph receives, at the latest on the pay covering December 31st each year, the payment of the hours thus accumulated and not used.  This payment is carried out on a distinct pay slip.

The sick regular employee can, as from the day of absence due to the disease and in as much as they are working days, to draw from its credit of hour’s disease up to hours with its credit.

32.03	The employee who uses a sick leave receives one remuneration equivalent to that which it would have received if it had worked.

32.04	Medical ticket

At the time of any sick leave of more than two (2) days consecutive, the employer can require of the employee a medical ticket. If necessary, the expenses of such a medical ticket are the responsibility of the employer.

With his discretion, the employer can limit to once a month, by anybody paid, the application of this article.

32.05	Medical examination

When the employer challenges the validity of a medical certificate of a employee, it can require a medical examination by a doctor of its choice.  In such a case, this examination is done during the normal hours of work and the employee is famous being with work. All the medical and ancillary medical expenses incurred by such an examination are the responsibility of the employer. The employee receives copy of the report of the doctor of the employer at once that it is produced.

ARTICLE 33
TERM OF AGREEMENT

33.01
The present collective agreement between in force at the date of its signature with full retroactive effect at March 15th 2010 for the wages and the adjustments of wages such as benches to appendix A. It finishes it March 15th 2013.

33.02	The work conditions contained in present convention remain in force to the coming into effect of a new convention.

33.03
If a provision of an act of a regulation of public order envisages a provision higher than the collective agreement, this one is automatically amended in order to be in conformity or equal so that the law envisages.

33.04
The sums due under the terms of retroactivity are paid to the people paid on a check distinct in the thirty (30) days from the date of signature of this convention and this, for every hour worked since March 15th, 2010.

In WITNESS WHEREOF, the parties signed in Farnham, this 3rd day of the month of June 2010.

EMPLOYER	TRADE UNION

APPENDIX WITH
TITLES OF EMPLOYMENT, RATE AND SCALES OF WAGES

1.0	The high voltage term means the employee who works on one transformer of more than four thousand hundred and sixty (4160) volts.

1.1	Time rates and scales of wages at March 15th 2010

Rates and scales of wages in force the day preceding the date by signature of the collective agreement or the rates and scales of wages are raised as from:

1.2	To March 15th 2010 of a sum equivalent to three comma five percent (3,5%).

Titles of employment	Probation	Classify B	Classify A
Winder	12.21	15.77	16.61
Winder of high voltage	13.41	16.97	17.81
Driver	11.95	14.67	15.21
Cutter			15.09
Collector	11.74	14.66	15.48
Day laborer	11.29		13.92
Roller	11.51	14.88	15.38
Roller of high voltage	12.71	16.08	16.58
Specialized mechanic	15.15	18.17	21.22
Assembler/welder	12.44	15.63	16.49
Assembler/welder high voltage	13.64	16.83	17.69
Operator of cutting machine			15.99
Operator of cutting machine HT			17.07
Operator cold folding machine	10.97	14.17	14.65
Reception	12.61	15.48	15.91
Technician	17.32	18.75	20.21
Technician of support			19.99

1.3           At March 15th 2011, of a sum equivalent to three percent (3%).

Titles of employment	Probation	Classify B	Classify A
Winder	12.58	16.24	17.11
Winder of high voltage	13.81	17.48	18.35
Driver	12.31	15.11	15.67
Cutter			15.54
Collector	12.09	15.10	15.95
Day laborer	11.62		14.34
Roller	11.86	15.33	15.84
Roller of high voltage	13.09	16.56	17.08
Specialized mechanic	15.61	18.71	21.86
Assembler/welder	12.81	16.10	16.98
Assembler/welder high voltage	14.05	17.34	18.22
Operator of cutting machine			16.47
Operator of cutting machine HT			17.59
Operator cold folding machine	11.29	14.60	15.09
Reception / forwarding	12.99	15.95	16.38
Technician	17.84	19.31	20.81
Technician of support			20.59

1.4           At March 15th 2012, of a sum equivalent to three percent (3%).

Titles of employment	Probation	Classify B	Classify A
Winder	12.95	16.73	17.63
Winder of high voltage	14.22	18.00	18.90
Driver	12.68	15.56	16.14
Cutter			16.00
Collector	12.46	15.56	16.43
Day laborer	11.97		14.77
Roller	12.21	15.79	16.32
Roller of high voltage	13.49	17.06	17.59
Specialized mechanic	16.08	19.27	22.52
Assembler/welder	13.20	16.58	17.49
Assembler/welder high voltage	14.47	17.86	18.76
Operator of cutting machine			16.96
Operator of cutting machine HT			18.11
Operator cold folding machine	11.63	15.03	15.54
Reception 1 forwarding	13.38	16.43	16.88
Technician	18.38	19.89	21.44
Technician of support			21.21

APPENDIX  B
Shift Premium

2.1	Premium - evening and of night

Any employee assigned to the quarter of evening receives a time bonus of seventy-five hundreds (0.75 $).

Any employee assigned to the quarter of night receives a time bonus of one (1.00$) dollar.

2.2	Premium - team leader

Premium time of two dollars (2.00 $).

2.3	Premium - production

In accordance with the former practice, a bonus of monthly production is versed all to the paid people having finished their period of probation for one month given in the second week of the next month whenever the total monthly production of KVA divided by the total number of work hours per week is higher than eight (8).  The bonus is half expressed as a percentage of the output higher than eight (8). The aforementioned percentage multiplied for each person paid by her monthly regular gross salary indicates the bonus to be poured to him.

Total KVA 1 week of the month
--------------------------------------------------
8 Working hours week of the month

If the result is of 10,8 = 100% 10 = 125%

Increase of 25% of which the half expressed as a percentage (12,5%) is versed precedes some with the people paid by multiplying 12,5% with the regular gross salary of the employee who worked in the month of reference.

The calculation of the bonus is given to the trade union. This bonus is added to the wages for purposes of application of the benefit of convention.

2.4	Premium - Diligence

A bonus of assiduity to work equivalent to three percent (3%) of the wages of the employee, including the various bonuses, will be weekly versed to each employee present at work according to paragraph 15.01.  However, the use of the hours of disease envisaged in paragraph 32.01 or mobile leave in paragraph 18.01 or split vacancies envisaged in paragraph 19.05 will not cause to penalize the person paid in order to receive the aforementioned bonus.

2.5	The premiums mentioned in appendix are integrated into the wages at the end of application of the benefit of the collective agreement.

LETTER OF
AGREEMENT

Considering the statute of division controls;

Considering that Madam this division;

St the single employee of

The parts are appropriate of what follows:

1.	The employee will be named at the post of operator controls envisaged with the collective agreement and the wages will be that envisaged at the post of roller.

2.	This station will not be able to be the object of supplantation or voluntary change, such as envisages it articles 11 and 12 of the collective agreement.

3.	The only manner of leaving this station will be an abolition of station and the employee will be able to then prevail herself of articles 11 and 12 of the collective agreement.

This agreement forms integral part of the collective agreement.